EXHIBIT B

                                             STATE OF MISSOURI
                                        PUBLIC SERVICE COMMISSION

                                    At a Session of the Public Service
                                         Commission held at its office
                                         in Jefferson City on the 6th
                                         day of August, 1997.

          In the Matter of the Application   )
          of MCN Corporation d/b/a MCN       )
          Energy Group, Inc., a Michigan     )
          Corporation, for Certification     )  CASE NO. GO-98-17
          Pursuant to Section 33(a)(2)       )
          of the Public Utility Holding      )
          Company Act of 1935.               )

                          ORDER APPROVING APPLICATION,
                       APPROVING STIPULATION AND AGREEMENT
                        AND DIRECTING EXECUTIVE SECRETARY
                          TO ISSUE CERTIFICATION LETTER

                    On July 11, 1997, MCN Corporation d/b/a MCN Energy Group Inc. ("MCN") filed an application for certification pursuant to Section 33(a)(2) of the Public Utility Holding Company Act of 1935 ("PUHCA"), 15 U.S.C. SECTION 79z-5b.

                    MCN is a diversified energy holding company with natural gas markets and investments throughout North America. These operations encompass both utility and nonutility activities. The utility subsidiaries of MCN are Michigan Consolidated Gas Company ("MichCon"), a natural gas distribution and intrastate transmission company serving 1.2 million customers in more than 500 communities throughout Michigan; Citizens Gas Fuel Company, a natural gas utility serving the City of Adrian, Michigan, and surrounding communities; and Southern Missouri Gas Company, L.P. ("SMGC"), of which MCN owns 47.5 percent. SMGC is a natural gas utility serving 15 communities in southern Missouri.
          MCN Investment Corporation ("MCNIC") is a sub-holding company of MCN that owns subsidiaries engaged in oil and natural gas exploration and production, natural gas gathering and processing, gas marketing, gas storage, and power generation.

                    MCN jointly owns Torrent Power Private Limited ("TPPL"), a corporation formed under the laws of India, with Torrent Exports Limited, also a corporation formed under the laws of India. The Commission approved MCN's application for certification of an initial investment of approximately $60 million in TPPL in Case No. GO-97-352 on March 28, 1997. In that case, MCN represented that its initial investment in TPPL accounted for less than two percent of MCN's total assets. In Case No. GO-97-352 on March 28, 1997. In that case, MCN represented that its initial investment in TPPL accounted for less than two percent of MCN's total assets. In Case No. GO-97-352, MCN's application referred to TPPL as Torrent Power Limited Holding Company ("TLP").

                    MCN seeks to invest an additional $150 million in TPPL. TPPL will use $100 million to purchase a controlling interest in Ahmedabad Electricity Ltd. ("AECL") and Surat Electricity Company, Ltd. ("SECL"). Currently TPPL owns
          21.4 percent of AECL and 42.5 percent of SECL. MCN believes that with a controlling interest in these two electric distribution companies, TPPL will be better positioned to improve operations, enhance the distribution area, increase generating capacity and reduce transmission losses.

                    Of the remaining $50 million, TPPL and MCN are evaluating the possibility of acquiring an additional 28 percent share in Gujurat Torrent Energy Corporation 1 ("GTEC 1"). GTEC 1 is a project company set up to build, own and operate a 655 MW power generation facility near Bharuch, Gujurat. The 28 percent share may become available if the government of India decides to make the shares available to partners currently owning a stake in GTEC 1.

                    MCN states that TPPL will continue to operate totally separate from MCN or any of its American-based subsidiaries. MCN further asserts that the proposed transaction will have no detrimental impact on the financial viability, capital structure or cost of capital of MCN, MCNIC, or SMGC. MCN commits that no SMGC assets will be pledged or encumbered in connection with this investment.
          In addition, MCN asserts that the proposed transaction will have no impact on the tax revenues of Missouri political subdivisions in which any structure, facility or equipment of MCN or its subsidiaries are located, and that the proposed transaction is not detrimental to the public interest.

                    MCN states that it will not seek to recover from its Missouri customers the direct or indirect costs of the investments in TPPL. In addition, MCN commits to providing access to books and records reasonably necessary for the Commission to exercise its jurisdiction. MCN acknowledges that the requested certification does not constitute approval of the proposed investment or a finding that the investment is reasonable.

                    MCN represents that it is exempt from regulation as a holding company under PUHCA pursuant to Section
          3(a)(1), 15 U.S.C. SECTION 79(a)(1). MCN further represents that TPPL is a foreign utility as defined by PUHCA and will be exempt from regulation under PUHCA if every state commission having jurisdiction over the electric or gas rates of an affiliated utility company, certifies that the state commission has the authority and resources to protect the utility's ratepayers and it intends to exercise that authority. MCN therefore requests that the Commission grant that certification with respect to SMGC.

                    On July 31, 1997, the Staff of the Missouri Public Service Commission (Staff) filed a memorandum to the official case file and a Stipulation and Agreement. In order to ensure that Staff has information necessary to protect SMGC's ratepayers, MCN has agreed to five conditions in consideration for the Staff memorandum recommending that the Commission issue a certification letter. The Stipulation and Agreement is attached to this order and designated Attachment B.

                    After review of the application, the Stipulation and Agreement and Staff's memorandum, the Commission finds that approval of the application and Stipulation and Agreement is appropriate. The Commission concludes that it should grant the requested certification while reserving the right to prospectively revoke it, as permitted by Section 715 of the 1992 Energy Policy Act, and on the condition that SMGC not seek to recover from its ratepayers any direct or indirect costs of the investment in foreign utilities. Furthermore, the granting of the certificate is not approval or endorsement of the transaction. Finally, the Commission finds that the certification letter attached hereto as Attachment A fulfills the requirements of PUHCA and should be sent to the Securities and Exchange Commission.

                    IT IS THEREFORE ORDERED:

                    1. That the application filed by MCN Corporation d/b/a MCN Energy Group, Inc. on July 11, 1997 is approved.

                    2. That the Stipulation and Agreement filed by MCN Corporation d/b/a MCN Energy Group, Inc. and the Staff of the Missouri Public Service Commission on July 31, 1997 is hereby approved.

                    3.   That nothing in this order shall be
          considered a finding by the Commission of the value of this transaction for ratemaking purposes, and the Commission reserves the right to consider the ratemaking treatment to be afforded these financing transactions and their results in cost of capital in any later proceeding.

                    4. That this order shall not be deemed to be precedent for any future financing even if the facts may be similar.

                    5. That any adverse financial effects of this acquisition shall be borne by company stockholders and not by Missouri ratepayers.

                    6.   That the Executive Secretary of the
          Commission shall send the letter attached hereto as Attachment A, including the recommendation of the Staff of the Commission in this case and a copy of this order as attachments to the letter, to the Securities and Exchange Commission.

                    7. That this order shall become effective on August 11, 1997.

                                             BY THE COMMISSION

                                             /s/  Cecil I. Wright
                                             --------------------
                                             Cecil I. Wright
                                             Executive Secretary
          (S E A L)

          Zobrist, Chm., Crumpton, Murray,
          Lumpe and Drainer, CC., concur.

          ALJ: George